EXHIBIT 99.2


                        OCCIDENTAL PETROLEUM CORPORATION

                                DR. RAY R. IRANI
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                               - CONFERENCE CALL -
                    FOURTH QUARTER 2004 EARNINGS ANNOUNCEMENT

                                JANUARY 24, 2005
                             Los Angeles, California

     Good morning and thank you for joining us.

     As Steve Chazen will tell you in some detail shortly, our fourth quarter results helped push our net income for the year to a record high level of $2.5 billion. Our results were driven by record oil and gas earnings and the strongest performance of our chemicals business in the last 7 years.

     Our average oil and gas production for the year increased to 566,000 barrels of oil equivalent per day, up 3.5 percent from 2003. Over the last five years our production has increased by 23 percent for an average annual growth rate of 4.6 percent. Our success in increasing production has allowed us to reap the benefits of last year's strong energy price environment which saw oil prices rise to an all-time high.

     As we look ahead in 2005, we have a number of projects under way which we believe will allow us to achieve a year-end 2005 exit rate for oil and gas production in the range of 600,000 BOE per day.

     The average production rate for the year will depend on the timing and impact of various events, including: U.S. asset acquisitions currently under evaluation, our potential return to Libya, the results of our development programs and the price of oil.

     As we jump ahead to 2006, we see the Dolphin project moving forward on schedule with first gas expected late that year. We expect to have long-term contracts in place for 2 billion cubic feet per day, and we're optimistic about expanding beyond that volume.

     In the chemicals business, continuing improvement in margins for our core chlorine - caustic soda and vinyl chloride monomer businesses, along with higher volumes, contributed to 2004 being the strongest year since 1997.

     We expect 2005 and 2006 to be excellent years for our chemicals business. Barring a downturn in the general economy, we believe this business has the potential to produce free cash flow in both 2005 and 2006 in excess of the almost $500 million that was generated in 2004.

     Lastly, our balance sheet is the strongest it's been in the modern history of the company. Our debt-to-capitalization ratio at year-end was 27 percent, 10 percent lower than at the end of 2003. Stockholders equity is at a record high of $10.5 billion. We ended the year with $1.4 billion in cash on hand, and we expect to continue generating a significant amount of free cash flow in 2005 to support our growth initiatives. Overall, we believe 2005 has the potential to be another outstanding year.

     I'll now turn the call over to Steve Chazen who will discuss the details of Occidental's record performance.

                        OCCIDENTAL PETROLEUM CORPORATION

                                 STEPHEN CHAZEN
           SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

                               - CONFERENCE CALL -
                    FOURTH QUARTER 2004 EARNINGS ANNOUNCEMENT

                                JANUARY 24, 2005
                             Los Angeles, California


     Thank you, Ray.

     Net income for the quarter was $665 million, or $1.67 per share, compared to $382 million, or $0.99 per share in the fourth quarter of 2003. Earlier this month, we issued a press release estimating several items that would affect the comparability of fourth quarter earnings with prior quarters. The actual after-tax charges totaled $69 million, or $0.17 per share. Without these items, our fourth quarter earnings would have been $734 million, or $1.84 per share. I won't repeat the list of items we noted in the press release, but I'll answer any questions you have at the end of this presentation.

     On a segment basis, oil and gas fourth quarter earnings were $977 million, compared to $640 million for the fourth quarter of 2003. The following factors accounted for the variation in oil and gas earnings between these quarters.

     o Higher worldwide oil and gas price realizations added $496 million of earnings over the comparable period in 2003.

     o The average price of West Texas Intermediate crude oil for the fourth quarter was $48.28 per barrel compared to Occidental's net realized price of $39.11. The average fourth quarter price for WTI was $17.10 per barrel higher in 2004 than in the fourth quarter of 2003, while Occidental's average realized oil price in the fourth quarter of 2004 was $11.71 per barrel higher than in the comparable period in 2003. The change in the differential between the average price of WTI and Occidental's realized price was primarily due to a significant increase in the volume of sour crude oil in global markets. Approximately 70 percent of Occidental's crude would be classified as sour.

     o Exploration expense of $88 million in the quarter was $43 million more than the fourth quarter of 2003, which was in line with our guidance.

     Oil and gas segment earnings for the year were a record $3.5 billion compared to $2.7 billion in 2003. The improvement was mainly the result of higher combined oil and gas prices.

     Oil and gas production for the year averaged 566,000 barrels of oil equivalent per day - which was 3.5 percent higher than 2003. We lost an average of approximately 21,000 BOE per day of production for a period of 46 days due to the downtime at Horn Mountain caused by Hurricane Ivan. This reduced our annual worldwide production by an average of approximately 2,600 BOE per day. In the fourth quarter, we lost an average of 6,000 barrels per day.

     Chemical segment earnings for the fourth quarter 2004 were $130 million compared to $72 million in the fourth quarter of 2003.

     The primary factors that accounted for the improvement in our fourth quarter 2004 chemical earnings compared to the 2003 fourth quarter were stronger prices resulting in higher margins for our core chloralkali business, particularly for caustic soda.

     The typical seasonal slowdown in this business in the fourth quarter did not occur until December. Seasonal factors typically result in demand weakness in the fourth and first quarters.

     For the entire year, core earnings of $412 million for the chemical segment were $192 million higher than the 2003 level of $220 million.

     For the year 2004, our consolidated net income of $2.5 billion was 63 percent higher than the $1.5 billion for 2003. On a per share basis, we earned $6.30 in 2004 compared to $3.98 per share in 2003. Our core earnings of $2.5 billion in 2004 were 52 percent higher than our 2003 core earnings of $1.6 billion.

     Cash flow from operations for the year was approximately $3.9 billion. This figure was lowered by the $360 million reduction of debt-like obligations during the second quarter by discontinuing the sale of interests in our accounts receivables. Excluding this item, our total cash from operations in 2004 was $4.2 billion, compared to approximately $3.1 billion in 2003.

     Interest expense was $53 million during the fourth quarter 2004, compared to $63 million in the 2003 fourth quarter. Annual interest expense was $240 million, including debt repayment charges of $17 million. By comparison, our 2003 base interest expense, excluding debt repayment fees, was $272 million.

     Turning to the year-end 2004 balance sheet, we increased shareholder equity to $10.5 billion, or $2.5 billion higher than the year-end 2003 level. At the same time, we reduced total debt to $3.9 billion from $4.6 billion at the end of 2003. In addition, we reduced other debt items by $565 million, including the $360 million in receivables. At the end of 2004, our debt-to-total-capitalization ratio was down to 27 percent, compared to 37 percent at the end of 2003. As Ray said earlier, we ended the year with approximately $1.4 billion of cash in hand.

     Capital spending for the quarter was $573 million and $1.8 billion for the year. Oil and gas accounted for 89 percent of the annual total. We expect 2005 capital expenditures to increase to approximately $2.1 billion in 2005, including expenditures for the Dolphin project.

     We expect capital expenditures for US oil and gas development to increase by about 10 percent - to approximately $650 million.

     In the Middle East, our capital expenditures, excluding the Dolphin project, are expected to decline by about 11 percent to $550 million. Of that $550 million, approximately $400 million will be invested in Qatar, mainly for the completion of the redevelopment project in the North Dome field. Last year, we invested approximately $450 million in Qatar.

     We expect our net investment in Dolphin to increase from $153 million in 2004 to approximately $540 million this year. With the completion of our major development project in Ecuador, our capital expenditures in Latin America are expected to decline from $180 million in 2004 to an estimated $80 million this year.

     We expect exploration capital expenditures for 2005 to increase by approximately $20 million - to around $120 million. This is in addition to the approximately $100 million of seismic, G&G, etc. that we will expense as it is incurred. This is in line with 2004.

     Our 2005 capital expenditures for our chemicals business is expected to remain at around $150 million.

     As we look ahead in the current quarter:

     o In 2005, we intend to change the way we report our segment results. The two operating segments will be shown before the effect of US and foreign income taxes. All income taxes will be shown under the category of "Corporate - Other Expense." We have been providing a supplemental schedule in 2004 that shows the effect of this change, but we will be changing our segment income reporting in 2005. Prior period results will be shown on a comparable basis. Our combined worldwide tax rate in the first quarter should be in the range of 40 to 42 percent.

     o If oil prices remain in the $40 per barrel range, we expect first quarter oil and gas production to be somewhat higher than the fourth quarter. As we have discussed before, high oil prices do impact the volumes from our production-sharing contracts in Oman, Qatar, Yemen and Long Beach. In this product price range for this quarter, each dollar change in the price of oil per barrel changes production by approximately 1,000 barrels per day.

     o Our 2004 fourth quarter DD&A expense totaled $333 million, of which approximately $267 million was for oil and gas. During the current quarter, we expect the DD&A expense for oil and gas to increase by $35 million and chemicals to be about the same.

     o    We expect exploration expense for the quarter to be about $50 million.

     o We expect chemical segment earnings to be about $150 million, compared to the $130 million in the fourth quarter of 2004. This outlook is based on current conditions with high energy prices and continued strengthening of caustic realizations. 2004 saw the CMAI contract average price for diaphragm grade caustic soda rise from $115 per ton for the first quarter to approximately $300 per ton in the fourth quarter. In the first quarter 2005, the estimated

          CMAI average price is $310 per ton. Our current annual production of caustic soda is just over 3 million tons. These results should remain about the same as in the first quarter throughout the year if business conditions remain unchanged and energy prices don't spike.

     o We expect interest expense to be about $51 million in the first quarter and $204 million for the year.

     o Our equity earnings from our 41 million shares of Lyondell that are recorded in corporate "Other" are preliminary. Lyondell has not yet reported its results.

     o A $1.00 per barrel change in oil prices impacts oil and gas quarterly earnings by about $29 million before the impact of income taxes. The WTI price in the fourth quarter was $48.28 per barrel.

          Over the last year there has been a change in the differential between WTI and the crude produced under our production-sharing agreements.

          For example, in the case of one of our PSCs, the differential historically had been around $4 per barrel. In the fourth quarter 2004 our realized price fell by $1.30 per barrel compared to the third quarter while the price of WTI increased by $4.41 per barrel. This change in the historical pattern of differentials makes forecasting realized prices difficult.

     o A swing of 25-cents per million BTUs in gas prices has a $10 million impact on quarterly earnings before income taxes. The NYMEX gas price for the fourth quarter was $5.79 per thousand cubic feet. Our realized fourth quarter domestic gas price averaged

          $5.65 per thousand cubic feet. We expect our realized price for the first quarter to be approximately $5.70 per thousand cubic feet.

     We are continuing to focus on generating top quartile returns on equity and capital employed - and we are meeting those objectives.

     For the year 2004, our return on equity exceeded 27 percent and the three-year average from 2002 through 2004 was about 20 percent. During that same three-year period our equity grew by 66 percent - from $6.3 billion to $10.5 billion.

     Our return on capital employed for 2004 was nearly 20 percent and the three-year average was about 15 percent.

     Copies of the press release announcing our fourth quarter earnings and the Investor Relations Supplemental Schedules are available on our website www.oxy.com or through the SEC's EDGAR system.

     Now we're ready to take your questions.


--------------------------------------------------------------------------------

     See the investor relations supplemental schedules for the reconciliation of non-GAAP items. Statements in this presentation that contain words such as "will", "expect" or "estimate", or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: global commodity pricing fluctuations and supply/demand considerations for oil, gas and chemicals; higher-than-expected costs; political risk; and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition. Occidental disclaims any obligation to update any forward-looking statements. The United States Securities and Exchange Commission (SEC) permits oil and natural gas companies, in their filings with the SEC, to disclose only proved reserves demonstrated by actual production or conclusive formation tests to be economically producible under existing economic and operating conditions. We use certain terms in this presentation, such as probable, possible and recoverable reserves, that the SEC's guidelines strictly prohibit us from using in filings with the SEC. U.S. investors are urged to consider carefully the disclosure in our Form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.